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                     EXHIBIT 99.1  PRESS RELEASE


                                Contact:  James K. Leslie
                                          President and
                                          Chief Executive Officer

                                          Taryn L. Kunkel
                                          Vice President and
                                          Chief Financial Officer
                                          (410) 385-4500


FOR IMMEDIATE RELEASE
PHARMAKINETICS LABORATORIES, INC.
ANNOUNCES PROPOSED $5 MILLION CASH INVESTMENT
AND A TECHNOLOGY SHARING AGREEMENT

Baltimore, Maryland, October 28, 1997 -- PharmaKinetics Laboratories, Inc. (OTCBB:PKLB) today announced that it has signed a letter of intent to obtain a $5 million cash investment from a group of investors which includes CAI Capital Corporation and Aster.Cephac, a leading French contract research organization headquartered in Paris.

PharmaKinetics intends to sell the investor group 833,300 Preferred Shares convertible into 8.333 million shares of Common Stock plus warrants to purchase 6.25 million shares of Common Stock, which will be exercisable for three years, at an exercise price of $1.20 per share. PharmaKinetics also intends to reach a definitive agreement with Aster.Cephac to share certain bioanalytical testing methods and to develop and share software for laboratory information management. Consummation of the transaction is subject to certain conditions and completion of the investor group's due diligence review.


CAI Capital Corporation is an investment fund with offices in Montreal, New York, London and Paris which has a history of successful investments in the CRO industry and the pharmaceutical industry. Aster.Cephac, which is controlled by CAI, is a leading CRO in France and Europe. It specializes in providing clinical pharmacology services (Phase I and IIA studies) to international pharmaceutical, biotechnology and medical device firms.

James K. Leslie, President and Chief Executive Officer of PharmaKinetics, said, "I am truly delighted to be entering into this relationship with the CAI group and, at the same time, entering into a strategic partnership with Aster.Cephac, a firm whose business parallels our own. PharmaKinetics has been


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seeking ways to permit the Company to strengthen its balance sheet and to provide the funds which will allow us to pursue aggressive growth in our selected market segments. I am looking forward to working with this very experienced group of investors and with our new colleagues at Aster.Cephac as we build a premier CRO providing Phase I and bioanalytical laboratory capabilities to pharmaceutical industry clients on both sides of the Atlantic."

Dr. John Thebault, founder and Chief Executive Officer of Aster.Cephac added "We have been looking to expand in North America, not only to take advantage of the opportunity for growth, but also to serve our customers better. We are excited about this new alliance and look forward to expanding our presence internationally."

Leslie B. Daniels, a partner of CAI and former Chairman of Zenith Laboratories, a major generic drug manufacturer that was purchased by IVAX Corporation in 1994 said "We believe the CRO market provides an attractive investment opportunity with significant growth potential. Given the reputation, experience and knowledge of the individuals associated with PharmaKinetics, Aster.Cephac and CAI, I am confident that all shareholders will benefit from this transaction."

PharmaKinetics Laboratories, Inc. is a contract research organization serving the pharmaceutical industry.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks faced by the Company. These risks include, but are not limited to, general economic conditions, conditions affecting the pharmaceutical industry, and other risks referred to in the Company's periodic reports filed with the Securities and Exchange Commission. In addition, the consummation of the transaction described in this press release is subject to certain conditions. If all conditions are not satisfied or waived, the transaction may not take place.

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